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                                                                       EXHIBIT 1

                          SLUDGE STABILIZATION CONTRACT
                                     between
                                 CITY OF TOLEDO
                                       and
                        N-VIRO INTERNATIONAL CORPORATION



              THIS CONTRACT IS MADE THIS first day of January, 2000 by and between the City of Toledo, hereinafter called "TOLEDO" and N-Viro International Corporation, hereinafter called the "PROCESSOR", both acting through properly authorized officials.

              NOW, THEREFORE, in consideration of the mutual promises, covenants, conditions and terms to be kept and performed, it is agreed by the parties as follows:

SECTION I - PROCESSING:

Article 1 - Scope of the Work:
------------------------------

This work or services to be performed by the PROCESSOR shall include all work or services contained in this contract as supplemented by the following attachments to this contract:

              Exhibit A        Equipment List

              Exhibit B        Sludge Management Plan, Water Reclamation
                               Division, City of Toledo, March 1999

              Exhibit C        Location Log Example

I-1.0. The PROCESSOR shall provide equipment (including rolling equipment), personnel, labor, materials and expendables required to execute the Process of Alkaline Stabilization and Subsequent Accelerated Biosolid Drying to treat TOLEDO's wastewater biosolid to USEPA EQS (Exceptional Quality Sludge) standards as identified in 40 CFR, Part 503, Pathogens, 503.32 (a) (4), Alternative #2 and Vector Attraction Reduction, 503.33 (b) (6). Such equipment and materials include but are not limited to: Alkaline Admixture treatment materials, conveyance, blending, trucking, mixing, stacking, storage and feeding equipment.

I-1.1. TOLEDO shall furnish the existing site as described by the recorded construction drawings known as "Sludge Stabilization Facility" dated February 14, 1989 (revised).

I-1.2. TOLEDO agrees to lease the equipment listed on Exhibit A of the attached agreement to the PROCESSOR for the sum of one dollar for the life of the this contract. For this consideration the PROCESSOR shall maintain monthly maintenance and maintenance reports on all equipment. These maintenance reports shall be available to TOLEDO upon

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              request. The PROCESSOR shall follow the manufacturer
              recommendation on the care and use of the equipment.

I-1.3. The PROCESSOR shall provide all expendable materials and shall pay for all associated patent and royalty fees associated with the processing facility.

I-1.4. TOLEDO will pay and provide for all water, storm and sanitary utilities associated with the operation of the Sludge Stabilization Facility. TOLEDO will also pay for all electric, gas, building and grounds maintenance.

I-1.5. The PROCESSOR will supply any new equipment, including rolling equipment, needed to maintain the Sludge Stabilization Process (N-VIRO). The PROCESSOR is also responsible for maintenance and repairs to "all rolling equipment".

I-1.6. The PROCESSOR will repair the existing process equipment, if it is less than or equal to $500.00 the PROCESSOR will absorb the cost, if the cost to repair existing process equipment inside the building, including the exterior silos, is greater than $500.00, TOLEDO will share equally in the cost of repair. The process equipment is as follows:

                         -   Both lime silos and associated controls
                         -   Lime and sludge conveyance systems
                         -   Lime and sludge Mixer
                         -   Scrubber

I-1.7. TOLEDO shall also allow N-VIRO the use of "temporary" storage of N-VIRO material at an designated area adjacent to the #9 aeration tank until such time as TOLEDO deems it necessary to use the area. TOLEDO will give the PROCESSOR six (6) months notice to vacate unless unusual conditions arise. TOLEDO will have final say on the use of this area. Any additional sludge storage area will be at the expense of the PROCESSOR.


Article 2 - Biosolid Characteristics:
-------------------------------------

I-2.0. TOLEDO agrees to provide a minimum of 35,000 wet tons of biosolid per year from the existing biosolid hoppers located in the Sludge Dewatering Building. Should TOLEDO be unable to supply the minimum stated the PROCESSOR will not be entitled to monies for biosolids not processed by the PROCESSOR. TOLEDO further agrees that the total solids content will be a minimum of sixteen percent solids.

I-2.1. The PROCESSOR shall produce an end product that satisfies Article I, Section I-1.0. of this agreement. The PROCESSOR shall utilize an independent lab to confirm EQS is achieved in the final product. Said findings shall be provided to TOLEDO, Division of Water Reclamation, 3900 North Summit Street, Toledo, Ohio, 43611, "Attention: Administrator, Operations" upon receipt by the PROCESSOR.


Article 3 - Processing Schedule:
--------------------------------

I-3.0. PROCESSOR shall provide TOLEDO an average daily volume of normal processing and will notify TOLEDO at the end of their processing day if the PROCESSOR is going to
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              deviate significantly from this volume due to downtime or normal work hour changes. This is required for the scheduling of alternate means of sludge removal.


Article 4 - Quality Control:
----------------------------

I-4.0. The PROCESSOR shall provide the services of an independent lab to institute quality control procedures and ascertain that the final product meets the contract requirements. TOLEDO shall not be charged with any additional cost for this service. All reports submitted by the lab regarding quality control procedures or the quality of the product shall be provided to TOLEDO upon PROCESSOR's receipt of same. All reports shall be provided to the Division of Water Reclamation at the address noted in paragraphs I-2.1. All reports submitted to TOLEDO must be accompanied with a signed copy of the following certification statement: "I CERTIFY UNDER PENALTY OF LAW THAT THIS DOCUMENT AND ALL ATTACHMENTS WERE PREPARED UNDER MY DIRECTION OR SUPERVISION IN ACCORDANCE WITH A SYSTEM DESIGNED TO ASSURE THAT QUALIFIED PERSONNEL PROPERLY GATHERED AND EVALUATED THE INFORMATION SUBMITTED. BASED ON MY INQUIRY OF THE PERSON OR PERSONS WHO MANAGE THE SYSTEM, OR THOSE DIRECTLY RESPONSIBLE FOR GATHERING THE INFORMATION, THE INFORMATION SUBMITTED IS TO THE BEST OF MY KNOWLEDGE AND BELIEF TRUE, ACCURATE, AND COMPLETE. I AM AWARE THAT THERE ARE SIGNIFICANT PENALTIES FOR SUBMITTING FALSE INFORMATION, INCLUDING THE POSSIBILITY OF FINES AND/OR IMPRISONMENT FOR KNOWING VIOLATIONS."


Article 5 - Other Conditions:
-----------------------------

I-5.0. The PROCESSOR shall be responsible for initiating, maintaining and supervising all safety precautions and programs in connection with the performance of this Agreement.

I-5.1. The PROCESSOR shall take reasonable precautions for safety of, and shall provide reasonable protection to prevent damage, injury or loss to:

                      a. Employees at the work place and other persons who may be affected thereby;

                      b. The Work and materials and equipment to be incorporated therein, whether in storage on or off the site, under care, custody or control of the PROCESSOR or the PROCESSOR's subcontractors of any tier; and

                      c. Other property at the site or adjacent thereto, such as trees, shrubs, lawns, walks, pavements, roadways, structures and utilities.

                      d. The work place safety and health or injury benefits of all employees of the PROCESSOR are the sole responsibility of the PROCESSOR.

I-5.2. The PROCESSOR shall give notices and comply with applicable laws, ordinances, rules, regulations and lawful orders of public authorities bearing on safety of persons or property or their protection from damage, injury or loss.

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I-5.3.        The PROCESSOR shall erect and maintain, as required by existing conditions and performance of the Service Agreement, reasonable safeguards for safety and protection, including posting danger signs and other warnings against hazards, promulgating safety regulations.

I-5.4. The PROCESSOR shall designate a responsible member of the PROCESSOR's organization at the site whose duty shall be the prevention of accidents.

I-5.5. The PROCESSOR shall not load or permit any part of the work site to be loaded so as to endanger its safety.



SECTION II - Marketing and Distribution:


Article 1 - Scope of the Work:
------------------------------

II-1.0. It is the objective of TOLEDO to beneficially reuse its sewage sludge in an environmentally and economically sound manner. For purposes of this contract, the term "N-Viro Soil" is defined to mean a sludge product meeting USEPA EQS (Exceptional Quality Sludge) standards as identified in 40 CFR, Part 503, Pathogens,
              503.32 (a) (4), Alternative #2 and Vector Attraction Reduction,
              503.33 (b) (6). N-Viro Soil has potential for reuse in various applications, including agricultural liming, topsoil mixes and land reclamation. The PROCESSOR will market and distribute N-Viro Soil produced at the Bay View Water Reclamation Plant in accordance with all the provisions described within this agreement.

II-1.1. The PROCESSOR shall conduct marketing and distribution of N-Viro Soil in accordance with all requirements of the City of Toledo, Ohio, Sludge Management Plan as approved by the Ohio Environmental Protection Agency and the proposed modifications thereto and the Ohio EPA Administrative Policy for composted Sewage Sludge Management, Exceptional Quality Sludge (EQS) product as defined by 40 CFR 503. These documents are contained in Exhibit B of this contract. If federal, state or local regulations or requirements, as they pertain to marketing and distribution of N-Viro Soil, are modified after the date of this contract, a contract change order will be negotiated, as appropriate.

II-1.2. The PROCESSOR shall transport N-Viro Soil from Bay View Water Reclamation Plant to reuse, disposal, or processing sites in covered containers double-locked to the container transport trucks or in covered trucks. Trucks used to transport N-Viro Soil from Bay View Water Reclamation Plant to field sites or any other destination shall meet the legal dimension and weight limits for highway vehicles as per Ohio Revised Code, Section 5577.04 and 5577.05, and Toledo Municipal Code, Section 339. No load limited streets shall be used in the City of Toledo, except as allowed by
              Section 339.09 of the Toledo Municipal Code.

              TOLEDO will not pay the PROCESSOR for marketing and distribution of any N-Viro Soil hauled in excess of the legal maximum allowable load as indicated in Ohio Revised Code, Section 5577.04 and 5577.05.

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II-1.3.       The PROCESSOR shall be responsible for the management of the
              N-Viro Soil from the time it is loaded onto trucks for shipment from Bay View Water Reclamation Plant until it has been properly spread, applied or otherwise reached its final reuse state. The PROCESSOR will immediately clean up any spillage resulting from transportation of N-Viro Soil. The PROCESSOR shall own or have access to equipment suitable for cleaning up spills on roads.

II-1.4. The PROCESSOR shall clean all trucks before leaving delivery sites and Bay View Water Reclamation Plant so as to not track or spill any N-Viro Soil onto roads.

II-1.5. The PROCESSOR shall coordinate and be responsible for loading of all N-Viro Soil at the Sludge Stabilization Facility.

II-1.6. The PROCESSOR shall make every effort to remove released N-Viro Soil from the stockpiles at the Sludge Stabilization Facility at Bay View Water Reclamation Plant as promptly as possible. If in the judgement of TOLEDO, the stockpiled quantity of released N-Viro Soil becomes excessive to a point where N-Viro Soil production must be halted, or legitimate complaints are received relative to odors, dust and vectors or for any other environmentally or aesthetic reason, then TOLEDO may seek termination of this contract in accordance with Section II,
              Article 5.13. of this contract.

II-1.7. The PROCESSOR shall record the names and addresses of the parties receiving N-Viro Soil along with the quality and quantity received and shall submit this information to the Division of Water Reclamation with each monthly billing. Copies of bills of lading from these parties can be used for documentation.


Article 2 - FIELD CONTROLS:
---------------------------

II-2.1. The PROCESSOR shall provide sufficient field personnel to properly control field selection, storage pile siting and application rates; to respond to complaints and to take remedial action for hauling or site problems. Required personnel shall include the services of an agronomist who can intelligently discuss the benefits of the N-Viro Soil with potential customers and assist in determining their needs. In addition, the PROCESSOR shall be required to employ a field technician or inspector whose primary duties will be to ensure that all contractual requirements and government regulations are met and to take the necessary corrective action when they are not.

              The field technician shall ensure that the hauling schedules, storage pile siting and the field application dates are coordinated to meet the criteria established between TOLEDO and Ohio EPA, as included in Great Lakes N-Viro, Inc., N-Viro Soil Management Plan, For The Distribution And Marketing Of N-Viro Soil In The State Of Ohio Update 1993 (see Exhibit B). A Location Log (Exhibit C) is to be completed for each field with copies provided on a weekly basis to Division to Water Reclamation and to the Northwest District Office of Ohio EPA in Bowling Green. The PROCESSOR shall notify TOLEDO and the Northwest District Office of the Ohio EPA twenty-four (24) hours prior to shipment of N-Viro Soil to any site. This notification can be accomplished either by telephone contact with designated parties or by FAX using the Location Log.

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              Prior to any shipment of N-Viro Soil, the Health Department in the
              County to which the N-Viro Soil is to be shipped shall be notified. Any objections or concerns voiced by a particular County Health Department must be resolved before any N-Viro Soil can be delivered to that County. All licenses and/or permits required by a particular County shall be acquired prior to delivery to that County. All such objections and licensing and/or permitting requirements are to be reported to the Manger, Division of Water Reclamation in writing. Personnel from the Division of Water Reclamation will be available to assist and attend any meetings that require TOLEDO's participation. All meetings with County officials are to be conducted with a spirit of cooperation so that all parties are satisfied that it is in the best interest of each party to distribute and market N-Viro Soil in that particular County.


Article 3 - Regional Storage Sites:
-----------------------------------

II-3.1. The PROCESSOR may, at its option and at no additional expense to TOLEDO, establish Regional Storage Sites at various locations throughout Northwest Ohio. These sites must have prior approval of TOLEDO, the Northwest District Office of Ohio EPA, and the Health Department of the County in which the storage site is located. In locating a regional storage site, the PROCESSOR must take into consideration such factors as odors, ponding, runoff, leachate collection and disposal, vectors, airborne particulates during loading and unloading operation, groundwater and well contamination, neighborhood dwellings, duration of storage and pile covering.

              A record of the amount of N-Viro Soil shipped into and out of each Regional Storage Site shall be maintained by the PROCESSOR and submitted to the Division of Water Reclamation on a monthly basis. This can be accomplished using bills of lading or shipping invoices, copies of which must be kept for at least three years.


Article 4 - Compensation to be Paid to the PROCESSOR:
-----------------------------------------------------

II-4.0. In consideration of the completion of the work described herein and the fulfillment of all stipulations of this contract to the satisfaction of TOLEDO, TOLEDO shall pay and the PROCESSOR further agrees to receive and accept payment in full, for the life of the contract, $39.60 (Thirty Nine Dollars and Sixty Cents) a wet ton of biosolids processed at the Sludge Stabilization Facility.

II-4.1. For N-Viro Soil used by TOLEDO, the PROCESSOR will only charge TOLEDO actual freight charges. If TOLEDO provides for the hauling of N-Viro Soil, loading of the hauling vehicles will be provided by the PROCESSOR at no extra charge.

II-4.3. The PROCESSOR shall invoice TOLEDO on a monthly basis. Each said invoice shall indicate the number of loads and scale ticket for each load. Invoices shall be submitted to:

                               Water Reclamation Division
                               Attention: Process Control Section
                               3900 North Summit Street
                               Toledo, Ohio 43611-3097


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II-4.4.       TOLEDO shall pay monthly invoices within thirty (30) days of receipt.

II-4.5.       TOLEDO and the PROCESSOR agree the life of the contract to be five
              (5) years from the date of this contract. However, either party may terminate the agreement upon 30 days written notice, without cause. With concurrence with both parties, this contract may be extended for additional five years. If terminated by either party, no cost shall be owed to either party.


Article 5 - Indemnification, Insurance & Other Conditions:
----------------------------------------------------------

II-5.0. PERFORMANCE BOND --- The PROCESSOR shall, at or before the execution of this contract, furnish TOLEDO an acceptable corporate surety bond in the penal amount of One Hundred Thousand Dollars ($100,000) payable to TOLEDO, or a cashier's check in lieu thereof, and subject to the approval of the Mayor, for the faithful performance of all duties and obligations imposed upon PROCESSOR by and under the terms of the contract. If canceled, the PROCESSOR must immediately furnish another required bond or the contract shall be subject to termination.

II-5.1. INSURANCE, INDEMNITY AND HOLD HARMLESS --- Each party agrees to and shall indemnify and hold harmless the other party to this contract for any claim, cost, loss, damage or obligation resulting from such party's breach of any of the conditions of this contract or from any negligent or wrongful act or omission committed by such party, its employees or agents. To the extent either party has actual knowledge of any such claim, cost, loss, damage or obligation, reasonable written notice shall be given to the other party.

II-5.2. EQUAL OPPORTUNITY--- The PROCESSOR agrees that it will not discriminate against any employee or applicant for employment because of race, ancestry, religion, color, sex, age, national origin, or disability.

II-5.3.       SUSPENSION OF WORK ---

              (A) TOLEDO may order the PROCESSOR in writing to suspend, delay, or interrupt all or any part of the work for such period of time as TOLEDO may determine to be appropriate for its convenience.

              (B) If the performance of all or any part of the work is, for an unreasonable period of time, suspended, delayed, or interrupted by an act of TOLEDO in administration of this contract, or by its failure to act within the time specified in this contract (or if no time is specified, within a reasonable time), an adjustment shall be made for any increase in the cost of performance of this contract (excluding profit) necessarily caused by such unreasonable suspension, delay, or interruption, and the contract modified in writing accordingly. However, no adjustment shall be made under this section for any suspension, delay, or interruption to the extent (1) that performance would have been so suspended, delayed, or interrupted by any other cause, including the fault or negligence of the PROCESSOR or (2) for which an equitable adjustment is provided for or excluded under any other provision of this contract.

              (C ) No claim under this section shall be allowed (1) for any costs incurred more than 20 days before the PROCESSOR shall have notified TOLEDO in writing of the act or

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              failure to act involved (but this requirement shall not apply as to a claim resulting from a suspension order), and (2) unless the claim, in an amount stated, is asserted in writing as soon as practicable after the termination of such suspension, delay, or interruption, but not later than the date of final payment under the contract.

II-5.4.       TERMINATION FOR DEFAULT; DAMAGES FOR DELAY, TIME EXTENSIONS ---

              (A) If the PROCESSOR refuses or fails to prosecute the work, or any separable part of the work, with such diligence as will insure its completion within any one year, or any extension thereof, or fails to complete said work within such time, TOLEDO may by written notice to the PROCESSOR, terminate his right to proceed with the work or such part of the work as to which there has been delay. In such event TOLEDO may take over the work and prosecute the same to completion, by contract or otherwise, and may take possession of and use in completing the work such materials, appliance, and plant as may be on the site of the work and necessary therefor. Whether or not the PROCESSOR's right to proceed with the work is terminated, the PROCESSOR and its sureties shall be liable for any damage to TOLEDO resulting from the PROCESSOR's refusal or failure to complete the work within any one year.

              (B) The PROCESSOR's right to proceed shall not be terminated nor the PROCESSOR charged with resulting damage if:

                      (1) The delay in the completion of the work arises from causes other than normal weather beyond the control and without the fault or negligence of the PROCESSOR, including, but not restricted to, acts of God, acts of the public enemy, acts of TOLEDO in either its sovereign or contractual capacity, acts of another PROCESSOR in the performance of a contract with TOLEDO, fires, floods, epidemics, quarantine, restrictions, strikes, freight embargoes, unusually severe weather.

                      (2) The PROCESSOR, within 10 days from the beginning of any such delay (unless TOLEDO grants a further period of time before the date of final payment under the contract), notifies TOLEDO in writing of the causes of delay. TOLEDO shall ascertain the facts and the extent of the delay and extend the time for completing the work when, in its judgment, the findings of fact justify such an extension. TOLEDO's findings of fact shall be final and conclusive on the parties, subject only to appeal as the remedies clause of this contract provides.

              (C) If, after notice of termination of the PROCESSOR's right to proceed under the provisions of this section, it is determined for any reason that the PROCESSOR was not in default under this section, or that the delay was excusable under this section, the rights and obligations of the parties shall be the same as if the notice of termination has been issued under the section providing for termination for convenience of TOLEDO.

              (D) The rights and remedies of TOLEDO provided in this section are in addition to any other rights and remedies provided by law or under this contract.

II-5.5 REMEDIES --- Unless this contract provides otherwise, all claims, counterclaims, disputes and other matters in question between TOLEDO and the PROCESSOR arising out of or relating to this agreement or its breach will be decided by arbitration if the parties mutually agree, or in a court of competent jurisdiction within Ohio. This contract shall be interpreted under the laws of the State of Ohio.

II-5.6 AUDIT; ACCESS TO RECORDS --- The PROCESSOR shall maintain books, records, documents and other evidence directly pertinent to performance on work under this contract in accordance with generally accepted accounting principles and practices consistently applied. The PROCESSOR shall also maintain the financial information and data used in the preparation or support of any negotiated contract or change order and a copy of the cost summary submitted to TOLEDO. TOLEDO or any of its authorized representatives shall have access to such books, records, documents and other evidence for the purpose of inspection, audit and copying. The PROCESSOR will provide proper facilities for such access and inspection.


II-5.7        GRATUITIES ---

              (A) If TOLEDO finds, after notice and hearing, that the PROCESSOR or any of the PROCESSOR's agents or representatives offered or gave gratuities (in the form of entertainment, gifts, or otherwise) to any official, employee or agent of TOLEDO in an attempt to secure a contract or favorable treatment in the awarding, amending, or making any determinations related to the performance of this contract, TOLEDO may, by written notice to the PROCESSOR, terminate the right of the PROCESSOR to proceed under this contract. TOLEDO may also pursue other rights and remedies that the law or this contract provides. However, the existence of the facts upon which TOLEDO makes such findings shall be in issue and may be reviewed in proceedings under the remedies section of this contract.

              (B) In the event this contract is terminated as provided in paragraph (A) of this section, TOLEDO shall be entitled (1) to pursue the same remedies against the PROCESSOR as it could pursue in the event of a breach of the contract by the PROCESSOR, and (2) as a penalty in addition to any other damages to which it may be entitled by law, to exemplary damages in an amount (as determined by TOLEDO) which shall be not less than 3 nor more than 10 times the costs the PROCESSOR incurs in providing any such gratuities to any such officer or employee.

II-5.8. CLAIMS AGAINST THE PROCESSOR --- The PROCESSOR hereby agrees that it will promptly pay all accounts and bills for labor and materials contracted for by them for the Project herein contemplated; and if at any time during the progress of the work or before the final payment of any money due to the Contract or under the terms of this Contract, there should be a claim for labor and materials or for damages by reason of any acts, omission, or neglect of the PROCESSOR in the prosecution of the work and which shall be presented to the TOLEDO, TOLEDO may retain such sum or sums from the monies due the PROCESSOR under this Contract as would be necessary to discharge all such claims - whether for labor or materials or for damages aforesaid and until the validity of such claims shall be established and finally determined and if established and finally determined as valid, all such claims shall be paid from the amount retained if it be sufficient for that purpose. Otherwise, if at any time TOLEDO shall be satisfied that any of such claims are invalid and groundless, any amount so retained shall be paid to the PROCESSOR, and neither TOLEDO or any official thereof shall be liable to any individual firm, or corporation making such claims for failure or refusal to hold and retain any money due under this Contract for the purpose of payment of such claim.

              If the monies so retained under this Contract are insufficient to pay all such claims presented to TOLEDO and adjudged by any court of competent jurisdiction to be valid obligations of the PROCESSOR, TOLEDO may at its discretion pay the same and the PROCESSOR shall repay TOLEDO all sums so paid. TOLEDO may also, on the written consent of the PROCESSOR, use any monies due or to become due under this Contract for the purpose of paying any claims presented to TOLEDO, for labor or materials used in this project.

II-5.9. LAWS TO BE OBSERVED --- The PROCESSOR warrants that it is familiar with and agrees at all times to comply with the Laws, Ordinances, and Regulations of all Federal, State, City and other Governmental Jurisdictions affecting the work, and it shall indemnify and save harmless TOLEDO and its representatives, officers, agents, consultants, and servants against any claims or liabilities arising from the violation of any such law, ordinance, or regulation, either by the PROCESSOR or its agents, servants, or employees, or the negligence of such contractor, agent, servant, or employee. The PROCESSOR shall not proceed with or finish any work, even though same is called for in the Contract Documents, if it is contrary to any such laws. The PROCESSOR will secure all permits and/or licenses required to perform the duties and responsibilities pursuant to this contract.

II-5.10. PERSONNEL AND PROPERTY PROTECTION --- The PROCESSOR shall comply with all applicable provisions of the latest Federal, State, and Municipal safety laws for the proper protection of both the workmen and the public.

II-5.12. PUBLIC RELATIONS --- The PROCESSOR shall exercise due caution and give high priority to maintaining good public relations in regard to all activities under this contract and shall take prompt action to resolve any citations, spills, damages, or complaints arising from its operations under this contract. The PROCESSOR shall, at a minimum, make verbal and written contact with representatives of the County Commissioners, County Health Department, agricultural Extension agent and Soil and Water Conservation District in each county where N-Viro Soil is marketed and distributed. Said contact shall be for the purpose of advising said officials of the product characteristics and the marketing program, for the purpose of assuring compliance with all applicable local rules and regulations pertaining to marketing and use of the product, and for the purpose of establishing working relations for speedy resolution of any problems or concerns that may arise.

              The PROCESSOR shall immediately notify the Division of Water Reclamation of any citations, spills, hearings, damages or complaints arising from performance of the services provided under this Contract and shall within one week of each such occurrence provide written confirmation of the date, time, location, nature of incident, and names, addresses and phone numbers of principal parties involved. The PROCESSOR shall recognize TOLEDO'S vested interest in maintaining a safe, clean, and publicly acceptable program and shall afford TOLEDO the opportunity to participate in public relations efforts related to such incidents.


II-5.13.      TERMINATION FOR CONVENIENCE ---

              (A) TOLEDO may terminate the performance of work under this contract in accordance with this section in whole, or from time to time in part, whenever TOLEDO shall determine that such termination is in the best interest of TOLEDO. Any such termination shall be effected by delivery to the PROCESSOR of a notice of termination specifying the extent to which performance of work under the contract is terminated, and the date upon which such termination becomes effective.

              (B) After receipt of a notice of termination, and except as otherwise directed by TOLEDO, the PROCESSOR shall:

                      (1) Stop work under the contract on the date and to the extent specified in the notice of termination;

                      (2) Place no further orders or subcontracts for materials, services or facilities except as necessary to compete the portion of the work under the contract which is not terminated;

                      (3) Terminate all orders and subcontracts to the extent that they relate to the performance of work terminated by the notice of termination;

                      (4) Assign to TOLEDO, in the manner, at the times, and to the extent directed by TOLEDO, all of the right, title, and interest of the PROCESSOR under the orders and subcontracts so terminated. TOLEDO shall have the right, in its discretion, to settle or pay any or all claims arising out of the termination of such orders and subcontracts;

                      (5) Settle all outstanding liabilities and all claims arising out of such termination of orders and subcontracts, with the approval or ratification of TOLEDO to the extent TOLEDO may require. TOLEDO's approval or ratification shall be final for all the purposes of this section;

                      (6) Use its best efforts to sell, in the manner, at the times, to the extent, and at the price or prices that TOLEDO directs or authorizes, any property of the types referred to in paragraph
                               (B)(6) of this section, but the PROCESSOR (I) shall not be required to extend credit to any purchaser, and (ii) may acquire any such property under the conditions prescribed and at a price or prices approved by TOLEDO. The proceeds of any such transfer or disposition shall be applied in reduction of any payments to be made by TOLEDO to the PROCESSOR under this contract or shall otherwise be credited to the price or cost of the work covered by this contract or paid in such other manner as TOLEDO may direct;

                      (7) Complete performance of such part of the work as shall not have been terminated by the notice of termination; and

                      (8) Take such action as may be necessary, or as TOLEDO may direct, for the protection and preservation of the property related to this contract which is in the possession of the PROCESSOR and in which TOLEDO has or may acquire an interest.

              (C) After receipt of a notice of termination, the PROCESSOR shall submit to TOLEDO his termination claim, in the form and with the certification TOLEDO prescribes. Such claim shall be submitted promptly but in no event later than 1 year from the effective date of termination, unless one or more extensions in writing are granted by TOLEDO upon request of the PROCESSOR made in writing within such 1-year period or authorized extension. However, if TOLEDO determines that the facts justify such action, TOLEDO may receive and act upon any such termination claim at any time after such 1-year period or extension. If the PROCESSOR fails to submit a termination claim within the time allowed, TOLEDO may determine, on the basis of available information, the amount, if any, due to the PROCESSOR because of the termination. TOLEDO shall then pay to the PROCESSOR the amount so determined.

              (D) Subject to the provisions of paragraph (C), the PROCESSOR and TOLEDO may agree upon the whole or any part of the amount or amounts to be paid to the PROCESSOR because of the total or partial termination of work under this section. The amount or amounts may include a reasonable allowance for profit on work done. However, such agreed amount or amounts, exclusive of settlement costs, shall not exceed the total contract price as reduced by the amount of payments otherwise made and as further reduced by the contract price of work not terminated. The contract shall be amended accordingly, and the PROCESSOR shall be paid the agreed amount. Nothing in paragraph (E) of this section, prescribing the amount to be paid to the PROCESSOR in the event of failure of the PROCESSOR and TOLEDO to agree upon the whole amount to be paid to the PROCESSOR because of the termination of work under this clause, shall be deemed to limit, restrict, or otherwise determine or affect the amount or amounts which may be agreed upon to be paid to the PROCESSOR pursuant to this paragraph
              (D).

              (E) If the PROCESSOR and TOLEDO fail to agree, as paragraph (D) of this section provides, on the whole amount to be paid to the PROCESSOR because of the termination of work under this section, TOLEDO shall determine, on the basis of available information, the amount, if any, due to the PROCESSOR by reason of the termination and shall pay to the PROCESSOR the amounts determined as follows:

                      (1) For all contract work performed before the effective date of the notice of termination, the total (without duplication of any items) of --

                               (I)      The cost of such work;

                               (ii) The cost of settling and paying claims arising out of the termination of work under subcontracts or orders as paragraph (B)(5) of this section provides. This cost is exclusive of the amounts paid or payable on account of supplies or materials delivered or services furnished by the subcontractor before the effective date of the notice of termination. These amounts shall be included in the cost on account of which payment is made under paragraph (1)(I) of this section; and

                               (iii) A sum, as profit on paragraph (1)(I) of this section, that TOLEDO determines to be fair and reasonable. But, if it appears that the PROCESSOR would have sustained a loss on the entire contract had it been completed, no profit shall be included or allowed under this paragraph (1)(iii) of this section, and an appropriate adjustment shall be made reducing the amount of the settlement to reflect the indicated rate of loss; and

                      (2) The reasonable cost of the preservation and protection of property incurred under paragraph
                               (B)(9) of this section; and any other reasonable cost incidental to termination of work under this contract, including expense incidental to the determination of the amount due to the PROCESSOR as the result of the termination of work under this contract. The total sum to be paid to the PROCESSOR under paragraph (E)(1) of this section shall not exceed the total contract price as reduced by the amount of payments otherwise made and as further reduced by the contract price of work not terminated. Except for normal spoilage, and except to the extent that TOLEDO shall have otherwise expressly assumed the risk of loss, there shall be excluded from the amounts payable to the PROCESSOR under paragraph (1) of this section, the fair value, as determined by TOLEDO of property which is destroyed, lost, stolen, or damaged, to the extent that it is undeliverable to TOLEDO, or to a buyer under paragraph (B)(7) of this section.

              (F) The PROCESSOR shall have the right to dispute under the section of this contract entitled "Remedies" from any determination TOLEDO makes under paragraph (C ) or (E) of this section. But, if the PROCESSOR has failed to submit his claim within the time provided in paragraph (C ) of this section and has failed to request extension of such time, the PROCESSOR shall have no right of appeal. In any case where TOLEDO has determined the amount due under paragraph (C ) or (E) of this section, TOLEDO shall pay to the PROCESSOR the following: (1) If there is no right of appeal hereunder or if no timely appeal has been taken, the amount so determined by TOLEDO or (2) if a "Remedies" proceeding is initiated, the amount finally determined in such "Remedies" proceeding.

              (G) In arriving at the amount due the PROCESSOR under this section there shall be deducted (1) all unliquidated advance or other payments on account theretofore made to the PROCESSOR, applicable to the terminated portion of this contract, (2) any claim which TOLEDO may have against the PROCESSOR in connection with this contract, and (3) the agreed price for, or the proceeds of sale of, any materials, supplies, or other things kept by the PROCESSOR or sold, under the provisions of this section, and not otherwise recovered by or credited to TOLEDO.

              (H) If the termination hereunder is partial before the settlement of the terminated portion of this contract, the PROCESSOR may file with TOLEDO a request in writing for an equitable adjustment of the price or prices specified in the contact relating to the continued portion of the contract (the portion not terminated by the notice of termination). Such equitable adjustment as may be agreed upon shall be made in the price or prices. Nothing contained herein shall limit the right of TOLEDO and the PROCESSOR to agree upon the amount or amounts to be paid to the PROCESSOR for the completion of the continued portion of the contract when the contract does not contain an established contract price for the continued portion.

II-5.14. ASSIGNMENTS ---- The PROCESSOR shall not assign the whole or any part of this Contract or any monies due or to become due hereunder without written consent of

              TOLEDO. In case the PROCESSOR assigns all or any part of any monies due or to become due under this Contract, the instrument of assignment shall contain a clause substantially to the effect that it is agreed that the right of the assignee(s) in and to any monies due or to become due the PROCESSOR shall be subject to prior liens of all persons, firms, and corporations for services rendered or materials supplied for the performance of the work called for in this Contract.

II-5.15. CHANGE IN WORK --- TOLEDO must authorize changes in, additions to, or deductions from the work to be performed or the material to be furnished pursuant to the provisions of the Contract. Adjustments, if any, in the amounts to be paid to the PROCESSOR by reason of any such change, addition, or deduction shall be determined by an acceptable lump sum or unit price proposal from the PROCESSOR.

II-5.16. NOTICE AND SERVICE THEREOF --- Such notice shall be deemed to have been given, as to TOLEDO, when written notice shall be delivered to the Manager of Water Reclamation or shall have been placed in the United States mail addressed to the Mayor, at the place where the proposals for the Contract were opened; as to the PROCESSOR, when a written notice shall be delivered to the chief representative of the PROCESSOR at the site of the Project or by mailing such written notice in the United States mail addressed to the PROCESSOR at the place stated in this Bid; as to the Surety on the performance of the bond, when a written notice is placed in the United States mail addressed to the Surety at the home office of such Surety or to its agents, who executed such performance or other bond in behalf of such Surety.

II-5.17. DESIGNATION OF CITY REPRESENTATIVE --- TOLEDO hereby designates the Commissioner or Manager of the Division of Water Reclamation as its representative for all contacts and communications between the PROCESSOR and TOLEDO with reference to this Contract. The aforesaid official of TOLEDO, or in his absence, his duly authorized representative, shall be available at all reasonable times so that there may be authoritative communication between the PROCESSOR and TOLEDO at all times.

II-5.18. SUBCONTRACTOR --- No portion of the Processing shall be subcontracted without the written permission of TOLEDO.

II-5.19. CLEANING --- The PROCESSOR shall not, at any time, allow an accumulation of waste materials which may become a hazard or be unsightly in appearance at the sites of his operations. The PROCESSOR shall at the completion of this Project remove all waste materials, rubbish, and debris which are a result of his operations from said sites and adjoining property.

II-5.20. MEASUREMENTS --- The basic unit of measurement is WET TONS of biosolids removed from the Sludge Dewatering Building. The PROCESSOR shall be required to weigh-in to determine the actual amounts of biosolids removed from the Sludge Dewatering.

II-5.21. AMENDMENT OF CONTRACT --- The terms of this Contract may only be amended in a writing signed by a duly authorized representative of the PROCESSOR and by the Mayor.

II-5.22. SEVERABILITY CLAUSE --- If any provision, clause, sentence or paragraph of this contract shall be held invalid, such invalidity shall not affect the other provisions.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and date first above written.


CITY OF TOLEDO, OHIO                             N-VIRO INTERNATIONAL
                                                 CORPORATION, INC.

By:  /s/  Carlton S. Finkbeiner                  By: /s/   Terry J. Logan
   ------------------------------                   -----------------------
   Carlton S. Finkbeiner

Title:       Mayor                               Title:  /s/   President
     ----------------------------                   -----------------------

Date:  /s/   9/2/99                              Date:  /s/   8/27/99
     ----------------------------                   -----------------------



APPROVED AS TO CONTENT:                 APPROVED AS TO FORM:

/s/  Donald Moline                      /s/  Barbara Herring
-------------------------               ------------------------
Donald Moline, Director                 Barbara Herring
Public Utilities Department             Acting Director - Law Department

/s/ Robert Stevenson
-------------------------
Robert C. Stevenson
Commissioner, Treatment Services

/s/ Robert L. Johnson
-------------------------
Robert L. Johnson, Manager
Division of Water Reclamation

                          FISCAL OFFICER'S CERTIFICATE
                          ----------------------------

I hereby certify that certificates will be furnished on purchase orders as issued, provided that at the time there is sufficient money in the Treasury, or in the process of collection, to the credit of the particular fund, division or code to be benefited from this contract with


   N-Viro International Corp.      of   3450 W. Central Ave., Ste. 328, Toledo, OH 43606
-------------------------------       ----------------------------------------------------

   /s/  9/2/99                       /s/   John Bibish
-------------------------------    -------------------------------------------------------
Date                               John Bibish
                                   Director of Finance
                                   City of Toledo
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